Exhibit 10.14

AMENDMENT TO EMPLOYMENT LETTER

This Amendment to Employment Letter (this “Amendment”) is entered into as of January 15, 2015 (the “Effective Date”), by and between Tokai Pharmaceuticals, Inc. (“the Company”), having a place of business at One Broadway, 14th floor, Cambridge, MA 02142, and Karen Ferrante (the “Executive”) residing at 150 Adirondack Drive, East Greenwich, RI 02818.

WHEREAS, the Company and the Executive are parties to an employment letter, dated April 7, 2014 (the “Original Letter”); and

WHEREAS, the Parties wish to amend the Original Letter to address the benefits provided to the Executive in the event of a termination of her employment.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I—AMENDMENTS TO ORIGINAL LETTER

1.1 Section 13 of the Original Letter is hereby amended and restated in its entirety to be and read as follows:

“13. Termination Without Cause or for Good Reason.

a.	Severance Benefits in Connection with Termination. Subject to Sections 13(b) and (c), if the Company terminates your employment without Cause (as defined below), or you terminate your employment for Good Reason (as defined below), (i) you will receive as severance pay an amount equal to your then current base salary for a period equal to (x) the number of full months worked if the termination of your employment with the Company occurs prior to April 7, 2015 or (y) 12 months if the termination of your employment with the Company occurs on or after April 7, 2015 (in each case, subject to all applicable federal, state and local taxes and withholdings, and payable over the period set forth in Section 13(a)(i)(x) or 13(a)(i)(y), as applicable, in accordance with the Company’s regular payroll practices) and (ii) provided that you are eligible for and elect COBRA coverage, the Company will pay the amount of premiums it pays for active employees with similar coverage for you and your covered beneficiaries but not more each month than the monthly amount it was paying for your coverage when your employment ended until the earlier of six months after your employment ends or the date you (or, as applicable, your beneficiaries) become eligible for coverage at a new employer, provided that if the Company’s paying such premiums violates nondiscrimination laws, the payments will cease.

b.	Severance Benefits in Connection with Termination Upon or Within One Year Following a Change in Control Event. Subject to Section 13(c), if, upon or during the 12 month period commencing upon a Change in Control Event (as defined below), your employment with the Company or the acquiring or succeeding company is terminated by the Company or the acquiring or succeeding company without Cause or, upon or during the 12 month period commencing upon the Change in Control Event, you terminate your employment with the Company or the acquiring or succeeding company for Good Reason, then, in lieu of the severance and other benefits provided for in Section 13(a), to the extent applicable, (i) you will receive as severance pay (x) an amount equal to 12 months of your then-current base salary (subject to all applicable federal, state and local taxes and withholdings and payable over an 12-month period in accordance with the Company’s regular payroll practices) and (y) an amount equal to 100% of your then-current annual target bonus (subject to all applicable federal, state and local taxes and withholdings and payable in a lump sum), (ii) provided that you are eligible for and elect COBRA coverage, the Company will pay the amount of premiums it pays for active employees with similar coverage for you and your covered beneficiaries but not more each month than the monthly amount it was paying for your coverage when your employment ended until the earlier of 12 months after your employment ends or the date you (or, as applicable, your beneficiaries) become eligible for coverage at a new employer, provided that if the Company’s paying such premiums violates nondiscrimination laws, the payments will cease, and (iii) notwithstanding the terms of any stock option agreement, restricted stock agreement, restricted stock unit agreement or other stock award (“Equity Awards”), the vesting of all Equity Awards held by you on the date of termination shall be automatically accelerated, effective as of the date of termination, such that such Equity Awards shall become 100% fully vested.

c.

Conditions of Severance Benefits. You will not receive your severance pay or the other benefits set forth in Sections 13(a) and (b) of this letter unless (i) you are in full compliance with the Non-Competition Agreement described in Section 9 and (ii), within 60 days following your last day of employment (or such lesser period as is then required by the Severance Agreement), you timely execute and return a severance and release of claims agreement provided by the Company (the “Severance Agreement”) and, if applicable, allow it to become effective by not revoking your acceptance (the “Severance Conditions”). Upon the satisfaction of the Severance Conditions, your receipt of severance pay and other benefits shall commence (or in the case of any lump sum payment, shall paid and, in the case of any Equity Awards, shall vest) on the Company’s first payroll date following the eighth day after you execute the Severance Agreement (provided that if the 60 day period described above ends in a calendar year subsequent to the year in which you are terminated, payment will not begin before the first business day of that subsequent year), and shall continue for the periods described in Sections 13(a) and (b), as applicable. Any severance pay or other benefits payable under this Section 13 will be subject to the terms and conditions set forth in Exhibit A.

d.	Definitions. For the purposes of this Section 13:

(i)	“Cause” means: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Company that you have (i) engaged in dishonesty, willful misconduct or gross negligence, (ii) breached or threatened to breach the Non-Competition Agreement, (iii) violated Company policies or procedures, and/or (iv) failed to perform your assigned duties to the Company’s satisfaction, following notice of such failure by the Company and a period of fifteen (15) days to cure.

(ii)	“Change in Control Event” means:

(a)	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control Event: (x) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b)

the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination: provided that, where required to avoid additional taxation under Section 409A, the event that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(iii)	“Good Reason” means: (a) a material adverse change in your duties, responsibilities, title or reporting relationship, (b) a material reduction in your annualized base salary without your prior consent (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the annualized base salaries of its other senior executives), or (c) the relocation of the Company following a Change in Control Event, such that your daily commute is increased by at least 50 miles. To terminate your employment for Good Reason you must (a) provide notice to the Company of the event giving rise to the Good Reason within 90 days after such event occurs, (b) provide the Company with at least 30 days to cure, and (c) if not cured, resign for Good Reason within 30 days following expiration of the cure period.”

ARTICLE II—MISCELLANEOUS

2.1 Original Letter, as Amended. Other than as set forth in this Amendment, the Original Letter remains unchanged and in full force and effect, and in the event that there is any conflict between the terms of this Amendment and the Original Letter, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to the Original Letter to be executed as of the Effective Date.

TOKAI PHARMACEUTICALS, INC.

By:	/s/ Timothy J. Barberich
Timothy J. Barberich
Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE

By:	/s/ Karen Ferrante
Karen Ferrante